Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), entered into as of November 28, 2018, is made by and between Ranger Energy Services, LLC, a Delaware limited liability company (the “Company”), and Mario H. Hernandez (“Executive”).  The Company and Executive are sometimes hereafter referred to individually as a “Party,” or collectively as the “Parties.”

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company during the period beginning on the date hereof and ending as provided herein; and
NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, do hereby agree as follows:
1.  Employment.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, to serve as its Chief Accounting Officer, upon the terms set forth in this Agreement for the period beginning on the date hereof and ending on the date two (2) years after the date hereof (the “Initial Employment Period”); provided that, upon the expiration of the Initial  Employment Period, this Agreement shall automatically be extended on the same terms and conditions set forth herein for additional consecutive one-year periods beginning on the second anniversary of the date hereof, unless the Company or Executive gives the other Party written notice of its or his election not to extend at least ninety (90) days prior to the end of the Initial Employment Period or any additional one-year period (the “Extended Employment Period”) (the Initial Employment Period and any Extended Employment Period shall be referred to collectively herein as the “Employment Period”).   Notwithstanding the foregoing, the Company and Executive understand and agree that the Employment Period is subject to early termination as provided in Section 4 hereof.  A notice of non-extension provided by the Company pursuant to this Section 1 shall not constitute a termination without Cause under Section 4(a)(iv).  The date on which the Employment Period expires or, if the Executive’s employment is terminated for any reason, the effective date of such termination, is referred to herein as the “Termination Date.”
2. Position and Duties.
a) During the Employment Period, Executive shall serve as the Chief Accounting Officer of the Company, and each of its operating subsidiaries, whether in existence now, or to be formed or acquired during the term hereof, and shall have the duties, responsibilities and authority customary for such a position in an organization of the size and nature of the Company. Executive shall report directly to the Chief Financial Officer of the Company and to the Board of Directors (the “Board”) of Ranger Energy Services, Inc., a Delaware corporation (“Ranger”), and shall devote his commercially reasonable best efforts and business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its affiliates. Executive shall obtain the prior written approval from the Board before joining or participating in any other business opportunities, whether or not for compensation, and whether as an investor, board member, partner, or in any other capacity.
b)         Executive acknowledges and agrees that, at all times during the employment relationship, Executive owes fiduciary duties to the Company and its affiliates, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interests of the Company and its affiliates, to make full disclosure to the Company of all information that pertains to the Company’s or its affiliates’ business and interests, to do no act which would injure the Company’s or its affiliates’ business, interests, or reputation, and to refrain from using for Executive’s own benefit or for the benefit of others any information or opportunities pertaining to the Company’s or its affiliates’ business or

Exhibit 10.1

interests that are entrusted to Executive or that he learned while employed by the Company.  Executive acknowledges and agrees that, upon termination of the employment relationship, Executive shall continue to refrain from using for his own benefit or the benefit of others, or from disclosing to others, any information or opportunities pertaining to the Company’s or its affiliates’ business or interests that were entrusted to Executive during the employment relationship or that he learned while employed by the Company.  In addition, Executive, at all times during the Employment Period, shall strictly adhere to and obey all of the Company’s written rules, policies and procedures, which will be available for viewing and are now in effect, or as are subsequently adopted or modified by the Company, which govern the operation of the Company’s business and the conduct of employees of the Company.
3. Base Salary, Bonus and Benefits.
a)    Base Salary. During the Employment Period, Executive’s base salary shall initially be Two Hundred Thirty Thousand Dollars ($230,000) per year, less any and all lawful deductions and withholdings (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.  During the Employment Period, Executive’s Base Salary may be increased by the CEO at any time in his sole discretion; provided that the Base Salary may not be decreased below the foregoing amount provided, however, that the Company may unilaterally reduce Executive’s base salary or wages by up to ten percent (10%) if (A) the same percentage reduction applies to all similarly situated employees of the Company, and (B) the Board determines that such reduction is necessary to allow the Company to avoid violating one or more financial covenants contained in its loan agreements or similar financing arrangements, as may be amended from time to time.
b) Annual Bonus. In addition to Base Salary, Executive shall be eligible to receive a discretionary annual bonus as further described under the Company’s Management Incentive Program (“MIP”) of up to sixty percent (60%) of his Base Salary at target (the “Annual Bonus”) for subsequent years of the Employment Period, the amount of which shall be determined and paid based on annual Company and individual (i.e., Executive-specific) milestones as determined by the Board that must be met in order for Executive to be eligible to receive the bonus.  Such milestones will be agreed upon by the Parties no later than February 28 of each year.
c)     Benefits. During the Employment Period, Executive and his dependents shall be entitled to participate in the Company’s standard employee benefit plans and programs, including sick leave, for which employees of the Company are generally eligible (collectively, the “Benefits”). Executive recognizes that the Benefits shall be governed by the terms and conditions of the applicable benefit plans and programs.  The Company shall not, however, by reason of this Section 3(c) be obligated to institute, maintain or refrain from changing, amending or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to other employees of the Company generally.
d)    Long Term Incentive Plan Participation.  Executive shall be eligible to participate in Ranger’s Long Term Incentive Plan. Executive shall receive target grants valued at 75% of his salary. Units of Holdings (the “Equity Award”), pursuant to the terms of Restricted Unit Award Agreements that will be entered into by and between Holdings and Executive (the “Restricted Unit Award Agreements”). If there are any conflicts between the applicable Restricted Unit Award Agreement and this Employment Agreement with respect to the Equity Award, such Restricted Unit Award Agreement shall control.
e) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation during each calendar year (prorated for any partial year), which shall accrue in accordance with the Company’s vacation policies as in effect from time to time. The Company will not pay Executive for any accrued, unused vacation upon the termination of Executive’s employment with the Company for any reason.

Exhibit 10.1

f)     Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
g)    Withholding; Deductions. The Company may deduct and withhold from any amounts payable under this Agreement (including, without limitation, any amount paid pursuant to Section 5) such federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.
h)    Indemnity. The Company hereby agrees to indemnify Executive to the fullest extent permitted by applicable law, the Company’s certificate of formation, the Company’s limited liability company agreement or by statute.  In the event of any change after the date of this Agreement in any applicable law, statute or rule that expands the right of a Delaware limited liability company to indemnify a manager, officer, employee, controlling person, agent or fiduciary, it is the intent of the parties hereto that Executive shall enjoy by this Agreement the greater benefits afforded by such change. The Company shall indemnify and hold harmless Executive, to the fullest extent permitted by law if Executive was or is or becomes a party to or witness or other participant in or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding, or alternative dispute resolution mechanism, or in hearing, inquiry or investigation that Executive in good faith reasonably believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other against any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any such actions, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement.  The Company shall advance all expenses incurred by Executive in connection with such indemnification, such expenses to be paid by the Company to Executive as soon as practicable but in no event later than twenty-five (25) days after written demand by the Executive to the Company.
4. Early Termination of the Employment Period.
(a) Termination of Employment by the Company Prior to Expiration of Employment Period. Notwithstanding the provisions of Section 1 hereof, the Company shall have the right to terminate Executive’s employment under this Agreement at any time in accordance with the following provisions:
(i)    upon Executive’s death;

(ii)    upon Executive’s becoming incapacitated or disabled by accident, sickness or other circumstance which creates an impairment (despite reasonable accommodation) that renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least ninety (90) consecutive days or for ninety (90) non-consecutive business days during any 12-month period;
(iii)     for “Cause,” upon a determination by the Board, in its good faith discretion (but, for purposes of clauses (a) and (b), only after the Company has provided Executive written notice of the facts and circumstances and after Executive has had an opportunity to be heard and Executive has failed to cure same within five (5) business days of such notice if cure is reasonably possible) that Executive has engaged in:

Exhibit 10.1

a.
Executive’s material breach of his obligations under (1) this Agreement, including, without limitation, Sections 6, 7, 8 or 9 of this Agreement, (2) the Equity Award Agreements or (3) the Second Amended and Restated Limited Liability Company Agreement of Ranger Energy Holdings, LLC, a Delaware limited liability company,  as may be amended or amended and restated from time to time in accordance with the provisions thereof (the “LLC Agreement”), in each case after written notice and opportunity to cure as set forth above;

b.	continued failure by Executive to perform the duties and services required of Executive pursuant to this Agreement, after written notice and opportunity to cure as set forth above;

c.
an act or acts of fraud, dishonesty or disloyalty with respect to the Company’s business, operations or customers, including, but not limited to, falsification of records of the Company or misappropriation of funds of the Company;

d.	insubordination or failure to follow the lawful instructions of the Board;

e.	any willful or reckless misconduct or gross negligence by Executive in the performance of his duties under this Agreement;

f.	any breach of fiduciary duty or duty of loyalty to the Company or its affiliates;

g.	acceptance of employment or work with another employer or business other than the Company or its affiliates or the performance of work or services for any such other employer or business;

h.
any act attempting to secure or securing any personal profit or benefit not fully disclosed to and approved by the Board in connection with any transaction entered into on behalf of the Company or its affiliates;

i.	habitual drug or alcohol abuse;

j.	a conviction (by plea of nolo contendere, guilty or otherwise) of any (1) felony, (2) of a crime of theft, fraud, or dishonesty, or (3) crime involving moral turpitude; or

k.	a conviction for a violation of federal or state securities laws or other laws applicable to the business of the Company or its affiliates; or
(iv) In the sole discretion of the Board without Cause; provided, however, that in the case of termination without Cause, the Company must provide Executive with thirty (30) days prior written notice of such termination.

(b) Termination of Employment by Executive Prior to Expiration of Employment Period. Notwithstanding the provisions of Section 1 hereof, Executive shall have the right to terminate his employment under this Agreement at any time for any reason or for no reason; provided, that in the event of a termination under this Section 4(b) Executive must provide the Company with thirty (30) days prior written notice of such termination.

Exhibit 10.1

(c) Notice of Termination. If the Company desires to terminate Executive’s employment hereunder as provided in Section 4(a) hereof or Executive desires to terminate Executive’s employment hereunder as provided in Section 4(b) hereof, Executive shall do so by giving written notice to the Board and the Company shall do so by giving written notice to Executive that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason, if any (including the applicable section of this Agreement), for such termination. In the event of such termination, the provisions of Sections 6 through 8 hereof shall continue to apply in accordance with their terms regardless of the reason for termination. Any question as to whether and when there has been a termination of Executive’s employment, and the cause of such termination, shall be determined conclusively by the Board in its sole discretion
5. Effect of Termination on Compensation.
(a) Termination Upon Death of Executive. In the event of Executive’s death during the Employment Period, all of Executive’s rights and benefits provided for in this Agreement will terminate on the date of death; provided, however, that (i) Executive’s estate will be paid Executive’s pro rata Base Salary as earned through the Termination Date, (ii) Executive shall be entitled to any unpaid and earned Annual Bonus for any calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would otherwise have been payable, and (iii) any extended health benefits provided by the Company in respect of Executive’s spouse and dependents shall continue at their expense as provided by state or federal law.

(b) Termination by the Company Upon Disability of Executive. If Executive’s employment hereunder is terminated by the Company pursuant to Section 4(a)(ii) of this Agreement, all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Executive will be paid Executive’s pro rata Base Salary as earned through the Termination Date, (ii) Executive shall be entitled to receive any unpaid and earned Annual Bonus for any calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would otherwise have been payable, and (iii) extended health benefits shall continue at Executive’s expense as provided by state or federal law and

(c) Termination by the Company for Cause. If Executive’s employment hereunder is terminated by the Company for Cause pursuant to Section 4(a)(iii) of this Agreement, all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Executive will be paid Executive’s pro rata Base Salary as earned through the Termination Date, and (ii) extended health benefits shall continue at Executive’s expense as provided by state or federal law.

(d) Termination by the Company Without Cause. If Executive’s employment hereunder is terminated by the Company without Cause pursuant to the provisions set forth in Section 4(a)(iv), all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Executive will be paid Executive’s pro rata Base Salary as earned through the Termination Date, (ii) Executive shall be entitled to any unpaid and earned Annual Bonus for any calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would otherwise have been payable, (iii) extended health benefits shall continue at Executive’s expense as provided by state or federal law and (iv) the Company shall pay Executive severance equal to six (6) months of the Base Salary (as determined on the Termination Date). The severance pay provided for in this Section 5(d) will be paid in installments in accordance with the Company’s normal payroll practices.

(e) Termination of Employment by Executive. If Executive terminates his employment with the Company pursuant to Section 4(b) of this Agreement, all of Executive’s rights and benefits provided for

Exhibit 10.1

in this Agreement will terminate as of such date; provided, however, that Executive shall receive those amounts described in Section 5(d)(i)-(iii), and should Executive terminate his employment with the Company for Good Reason, he shall also receive those amounts described in Sections 5(d)(iv). “Good Reason” shall mean (i) a breach by the Company of any of its material obligations under this Agreement, (ii) a material diminution of Executive’s job duties or responsibilities with respect to the Company, or (iii) the Company’s permanent reassignment of Executive’s principal office location to a location more than fifty (50) miles from Executive’s then principal office location, but only after Executive has notified Company of same in writing and Company has not remedied same within thirty (30) days of such notice.

(f) Expiration of Employment Period. If either the Company or Executive provides the notice of intent not to extend the Agreement and thus elects to allow an Employment Period to expire under its own terms under Section 1 hereof, all of Executive’s rights, compensation and benefits provided for in this Agreement will terminate as of the date of the expiration of the Employment Period.

(g) Waiver and Release of Claims. Except for (i) the continuation of health benefits under state or federal law at Executive’s (or his spouse and dependent’s) expense (for which statutory and eligibility requirements must be met) and (ii) the payment of Base Salary through the Termination Date, Executive shall not be entitled to receive any payments, benefits or other compensation under this Section 5 (including but not limited to any Annual Bonus or severance pay) unless and until Executive has executed and delivered to the Company a non-revocable waiver and release, in form and substance acceptable to the Company in its sole discretion, of all claims he has, or may have, known or unknown, against the Company, its subsidiaries and affiliates and their respective predecessors and successors, and any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, which arise out of or relate to his employment, separation therefrom, any agreement between the Parties, the LLC Agreement, the Equirt Award Agreements or any other matter or facts or events occurring through the date of Executive’s signature on such waiver and release.

(h) Impact of Termination of Employment on Equity Award. The Parties acknowledge and agree that all provisions affecting the Equity Award Agreements as a result of any termination of Executive’s employment shall be as set forth in the Equity Award Agreements and the LLC Agreement.

6. Confidential Information.

The Company agrees and Executive acknowledges that prior to and during the Employment Period he shall be provided trade secrets, confidential and proprietary information intended to be kept in confidence concerning the Business of the Company and its affiliates (collectively, “Confidential Information”) that is the property of the Company and its affiliates, the use and knowledge of which gives the Company a competitive advantage, including, without limitation, information and knowledge pertaining to products, services, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, manufacturing, advertising, marketing, distribution and sales methods and forecasts, operating procedures, financial statements and other financial information, supplier, vendor, customer and client lists and relationships between the Company and its affiliates and customers, clients, vendors, suppliers, lessors and others who have business dealings with them, and the substance of any agreements with such persons and parties. Therefore, Executive agrees that he shall not at any time during or after the Employment Period, directly or indirectly, regardless of when he obtained such Confidential Information, disclose, directly or indirectly, to any person or entity or use for his own purposes or the benefit of any third party, including any subsequent employer, any Confidential Information without the prior written consent of the Company. Confidential Information does not include information which (i) is in the public domain or is generally known or available, or hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement; (ii) is lawfully acquired by the Executive from any third party not bound, to the actual knowledge of the Executive, by an obligation of confidence to the Company; or (iii) is required, pursuant

Exhibit 10.1

to judicial action or governmental regulations or other requirements, to be disclosed by the Executive, provided that the Executive has notified the Company as such request for disclosure and cooperates with the Company in the event the Company elects to contest and avoid such disclosure. Executive shall deliver to the Company at the Termination Date, or immediately at any other time the Board may request, all property, memoranda, notes, plans, records, reports, electronic mail, computer files, printouts, software and other documents and data (and copies thereof, regardless of the media on which such are contained) constituting or relating to the Confidential Information, Work Product (as defined below), property or the business of the Company or its affiliates which he may then possess or have under his control. All Confidential Information and documents relating to the Company as described above shall be the exclusive property of the Company, and Executive shall use his commercially reasonable best efforts to prevent any publication or disclosure thereof.

7. Inventions and Patents.
Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or its affiliates’ actual or anticipated business that are conceived, developed or made by Executive while employed by the Company or any of its affiliates (“Work Product”) belong to the Company or such affiliate (as the case may be). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title and interest therein shall vest in the Company or its affiliates. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title and interest in and to such Work Product has not automatically vested in the Company or its affiliates, Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company or such affiliate (as the case may be), without further consideration. Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
8. Non-Solicitation; Non-Competition.
(a)    Executive acknowledges, and the Company agrees, that in the course of Executive’s employment with the Company, Executive will be provided and become familiar with the Company’s and its affiliates’ trade secrets and Confidential Information. Executive further acknowledges that having access to and knowledge of the Confidential Information of the Company and its affiliates is essential to the performance of his duties with the Company and that such information is an extremely valuable and unique asset of the Company and its affiliates that gives them a competitive advantage over persons or entities that do not possess such information and knowledge. Therefore, Executive agrees that in consideration for the Company’s promise to provide him Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, Executive will not, during the Employment Period and for a period of twenty-four (24) months (such period, the “Restricted Period”) thereafter, directly or indirectly contact or solicit vendors, suppliers, customers or clients of the Company or its affiliates with whom Executive had direct or indirect contact or about whom Executive received proprietary, confidential or otherwise non-public information for the purpose of providing services relating to well servicing, well workover, fluid management and well completion services and related engineering consulting services for the oil and gas industry and equipment rentals related thereto (the “Business”) or interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any vendor, supplier, customer or client of the Company or any of its affiliates or in any way encourage them to terminate or otherwise alter their relationship with the Company or any affiliate. Executive further agrees that during the Employment Period and the Restricted Period, he shall not, directly or indirectly,

Exhibit 10.1

provide any products or services related to the Business to the Company’s or its affiliates’ customers and clients, or prospective customers and clients with whom Executive had direct or indirect contact or about whom Executive received proprietary, confidential or otherwise non-public information, nor utilize the contacts, goodwill and rapport he established with any customers and clients to take away or divert business or income away from the Company or its affiliates to other persons or entities. For purposes of this Section 8, “customers and clients” shall mean and include those customers, clients and prospective customers and clients who contacted or were contacted by the Company or its affiliates to do business with the Company or such affiliates.
(b)    Executive further agrees that in consideration for the Company’s promise to provide him Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, he will not, during the Employment Period or the Restricted Period, directly or indirectly recruit, solicit, hire or retain (as an independent contractor, employee or otherwise) or attempt to recruit, solicit, hire or retain any employee, independent contractor, or former (within the then-preceding twenty-four (24) month period) employee or independent contractor of the Company or its affiliates, or encourage any employee or independent contractor of the Company or its affiliates to leave the employ or engagement of the Company or its affiliates, as the case may be.
(c)    In addition, except for services and duties performed pursuant to this Agreement by Executive for or on behalf of the Company and its affiliates during the Employment Period, Executive agrees that, during the Employment Period and the Restricted Period, Executive will not for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or other entity of whatever nature, engage in, make loans to, own, operate, manage, control, become financially interested in or otherwise have any connection with, whether as an officer, director, manager, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, member or in any other capacity, the Business within North America (the “Territory”) and anywhere outside of the Territory where the Company or its affiliates have made sales or significant sales efforts with respect to their goods or services relating to the Business during the Employment Period or the Restricted Period; provided, however, that the passive ownership by Executive of less than one percent (1%) of any class of equity securities of any corporation, if such equity securities are listed on a national securities exchange or are quoted on NASDAQ, will not be deemed to be a breach of this Section 8.
(d)    If, at the time of enforcement of this Section 8, a court or other tribunal shall hold that the duration, geography or scope restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, geography or scope reasonable under such circumstances shall be substituted for the stated duration, geography or scope and that the court or other tribunal shall reform the restrictions contained herein to cover the maximum duration, geography and scope permitted by law.
9. Non-Disparagement.
Each Party agrees that it or he shall not, either during the Employment Period and after the termination thereof, whether in writing or orally, malign, denigrate, impugn, attack or disparage the other Party, its or his affiliates or their respective predecessors and successors, or any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, with respect to any of their respective past or present activities, products or services, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned Parties in an unfavorable light or take any unethical or deceitful action that would materially interfere with any existing or potential business relationship or contractual arrangement of such Party that is detrimental to the best interests of such Party. Notwithstanding the above, this provision shall not apply to any testimony

Exhibit 10.1

given under oath pursuant to any pending or threatened legal proceeding or management-employee discussions, internal feedback, coaching or performance reviews.
10. Remedies.
Executive acknowledges that a violation by Executive of any of the covenants contained in Section 6, 7, 8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6, 7, 8 or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted. If Executive breaches any of the covenants contained in Section 6, 7, 8, or 9 of this Agreement, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under any other agreement between the Company and its affiliates, on the one hand, and Executive, on the other hand, at law or in equity.
11. Business Opportunities
Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board and without additional specific compensation or consideration therefor, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive with respect to the Business, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.
12. Notices.
For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by any means which provides a receipt upon delivery and addressed as follows:

If to the Company to:	Ranger Energy Services, LLC 800 Gessner, Suite 1000 Houston, TX 77024
If to Executive to:	Mario H. Hernandez 4635 Lakeside Meadow Dr Missouri City, TX 77459

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

13. GOVERNING LAW; EXCLUSIVE VENUE.

Exhibit 10.1

THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAW. IN THE EVENT OF A DISPUTE INVOLVING THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE PARTIES IRREVOCABLY AGREE THAT EXCLUSIVE VENUE FOR SUCH DISPUTE SHALL LIE IN ANY COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS, AND THE PARTIES WAIVE ANY CLAIM THAT SUCH FORUM IS INAPPROPRIATE OR INCONVENIENT.
14. Complete Agreement.
This Agreement, together with the Restricted Unit Award Agreements and the LLC Agreement, embodies the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Any equity awarded to Executive in connection with his employment hereunder will be subject to the terms and conditions of the applicable Restricted Unit Award Agreement and the LLC Agreement.
15. Successor and Assigns.
This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs and permitted assigns. This Agreement is personal to Executive and shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void. Except as noted in Section 3(a) hereof with respect to a Public Offering, this Agreement may only be assigned by the Company with Executive’s permission in writing.
16. Noncontravention; Prior Agreements and Information.
Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Employment Period, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject. Executive represents and warrants that his service as an Executive of the Company and his performance of his duties hereunder will not and do not violate any prior agreement Executive made with any previous employer or company with whom he did business. Executive further agrees that he has not previously, and will not in the future, disclose to the Company any confidential and proprietary information or trade secrets belonging to any previous employer, and acknowledges that the Company has instructed him not to disclose to it any confidential and proprietary information or trade secrets belonging to any previous employer. Executive agrees acknowledges that he will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.
17. Amendment.
Except otherwise expressly provided herein, this Agreement may be amended only by written agreement between the Company (with the written approval of the Board) and Executive, and any provision hereof may be waived only in writing by the Party who is so waiving (which waiver, if being made by the Company, shall require written approval of the Board).
18. Counterparts; Facsimile Signature.

Exhibit 10.1

This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement. Any Party may execute and deliver this Agreement by facsimile signature or by electronic portable document format (.pdf) and the other Party will be entitled to rely upon such facsimile or electronic portable document format (.pdf) signature as conclusive evidence that this Agreement has been duly executed by such Party.
19. No Waiver.
No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.
20. Representations and Warranties; Advice of Counsel.
Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement and Executive acknowledges that he has had sufficient opportunity to do so. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company, its affiliates or any of their respective directors, managers, officers, Executives, owners, investors, shareholders, partners, members, representatives, or agents that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.
21. Cooperation.
Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, during the Restricted Period and for one (1) year thereafter Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company, its affiliates or their respective predecessors and successors, or any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, which relates to events occurring during Executive’s employment or relationship with the Company or its affiliates as to which Executive may have relevant information (including, but not limited, to furnishing relevant information and materials to the Company or its designee and/or providing truthful testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.
22. Immunity.
Nothing herein will prevent Executive from (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under whistleblower protections of applicable law. Executive understands and agrees that he shall not be held criminally or civilly liable under any federal or state trade secret law or breach this Agreement for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive further

Exhibit 10.1

understands that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. Finally, Executive understands that, if he files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, provided Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
23. No Construction Against Drafter.
No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.
24. Severability.
If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the Parties that, if any court or other tribunal
25. Section 409A.
This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent any amount payable hereunder is deferred compensation subject to Code Section 409A, and will be interpreted accordingly. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified Executive” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) and such payments shall be paid to Executive in a single lump sum as soon as practicable (and in all events within fifteen (15) days) after the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. To the fullest extent permitted under Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Additionally, to the extent that Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 25 due to Executive’s status as a “specified Executive,” Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts

Exhibit 10.1

paid by Executive pursuant to the preceding sentence shall be reimbursed to Executive (with interest thereon) as described above on the date that is six (6) months following Executive’ separation from service. To extent any amount payable under this Agreement is deferred compensation subject to Code Section 409A, and the period during which Executive has to execute and or revoke a release prior to payment straddles a calendar year the payment shall not commence or be paid until the second calendar year. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 25; provided that neither the Company nor any of its Executives or representatives shall have any liability to Executive with respect thereto.

[Signature page follows.]
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Ranger Energy Services, LLC, a Delaware limited liability company

By: /s/ Darron M. Anderson______________________
Name: Darron M. Anderson
Title: President, Chief Executive Officer and Director

By: /s/ Mario H. Hernandez______________________
Name: Mario H. Hernandez
Title: Chief Accounting Officer